EXHIBIT 99.1


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Administrative Committee of the
Atlantic American Corporation 401(k)
Retirement Savings Plan:


We have audited the accompanying financial statements and supplemental schedules of the ATLANTIC AMERICAN CORPORATION 401(k) RETIREMENT SAVINGS PLAN as of December 31, 1996 and 1995 and for the year ended December 31, 1996, as listed in the accompanying table of contents. These financial statements and the schedules are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Atlantic American Corporation 401(k) Retirement Savings Plan as of December 31, 1996 and 1995 and the changes in its net assets available for plan benefits for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for purposes of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Arthur Andersen, LLP
Atlanta, Georgia
May 16, 1997

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN

                       FINANCIAL STATEMENTS AND SCHEDULES
                           DECEMBER 31, 1996 AND 1995

                               TABLE OF CONTENTS


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

FINANCIAL STATEMENTS

     Statements of Net Assets Available for Benefits--December 31, 1996 and 1995

     Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 1996

NOTES TO FINANCIAL STATEMENTS AND SCHEDULES

SCHEDULES SUPPORTING FINANCIAL STATEMENTS

     Schedule I: Item 27a--Schedule of Assets Held for Investment Purposes-- December 31, 1996

     Schedule II: Item 27d--Schedule of Reportable Transactions for the Year Ended December 31, 1996

                        ATLANTIC AMERICAN CORPORATION

                        401(k) RETIREMENT SAVINGS PLAN

               STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

                          DECEMBER 31, 1996 AND 1995







                                                             1996       1995
                                                            ------     ------

ASSETS:

   Cash                                                  $   28,963 $    3,109
   Investments, at market value:
     Participant-directed:
       Common stock--Atlantic American Corporation          450,033    294,991
       INVESCO Industrial Income Fund                       415,985    332,442
       INVESCO Intermediate Government Bond Fund            299,669    330,226
       INVESCO Total Return Fund                            539,575    493,790
       INVESCO Dynamics Fund                                644,193    444,160
       INVESCO Cash Reserves Fund                           426,508    605,051
     Nonparticipant-directed:
       Common stock--Atlantic American Corporation           35,269     11,635
   Participant loans                                          1,240          0
                                                         ---------- ----------
NET ASSETS AVAILABLE FOR BENEFITS                        $2,841,435 $2,515,404
                                                         ========== ==========








       The accompanying notes are an integral part of these statements.

                                                                     SCHEDULE II

                          ATLANTIC AMERICAN CORPORATION

                         401(k) RETIREMENT SAVINGS PLAN

            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                           Nonparticipant-                 Participant-Directed
                                                            ---------------------------------------------------
                                              Directed         Atlantic      INVESCO     INVESCO     INVESCO
                                          -----------------    American        Cash    Industrial  Intermediate
                                          Atlantic American   Corporation    Reserves    Income     Government
                                             Corporation     Common Stock      Fund       Fund      Bond Fund
                                            Common Stock
                                          ----------------------------------------------------------------------

ADDITIONS:
   Participant contributions              $         0         $  18,832     $  10,271  $  73,321    $  17,109
   Employer contributions                      16,686            73,398             0          0            0
                                          ----------------------------------------------------------------------
          Total contributions                  16,686            92,230        10,271     73,321       17,109
   Net appreciation (depreciation) in
     fair market value of investments           6,948            89,261             0     46,069      (15,301)

   Interest and dividend income                     0                 0        21,870     10,935       17,530
                                          ----------------------------------------------------------------------
          Total additions                      23,634           181,491        32,141    130,325       19,338
                                          ----------------------------------------------------------------------
DEDUCTIONS:
   Benefit payments to participants                 0           (13,492)     (209,339)   (19,411)     (40,663)
   Participant loans                                0                 0             0       (387)        (346)
                                          ----------------------------------------------------------------------
          Total deductions                          0           (13,492)     (209,339)   (19,798)     (41,009)
                                          ----------------------------------------------------------------------
TRANSFERS BETWEEN FUNDS                             0           (12,957)       (1,345)   (26,984)      (8,886)
                                          ----------------------------------------------------------------------
NET INCREASE (DECREASE)                        23,634           155,042      (178,543)    83,543      (30,557)
NET ASSETS AVAILABLE FOR BENEFITS:
   Beginning of year                           11,635           294,991       605,051    332,442      330,226
                                          ----------------------------------------------------------------------
   End of year                                $35,269          $450,033      $426,508   $415,985     $299,669
                                          ======================================================================


                                       4

                                                      Participant-Directed
                                          --------------------------------------------

                                            INVESCO    INVESCO
                                             Total     Dynamics
                                            Return       Fund      Other      Total
                                             Fund
                                          --------------------------------------------

ADDITIONS:
   Participant contributions              $  60,348   $  78,448  $      0  $  258,329
   Employer contributions                         0           0    13,404     103,488
                                          --------------------------------------------
          Total contributions                60,348      78,448    13,404     361,817
   Net appreciation (depreciation) in
     fair market value of investments        42,568      80,121    (1,514)    248,152
   Interest and dividend income              17,969         648        15      68,967
                                          --------------------------------------------
          Total additions                   120,885     159,217    11,905     678,936
                                          --------------------------------------------
DEDUCTIONS:
   Benefit payments to participants         (50,516)    (19,484)        0    (352,905)
   Participant loans                           (507)          0     1,240           0
                                          --------------------------------------------
          Total deductions                  (51,023)    (19,484)    1,240    (352,905)
                                          --------------------------------------------
TRANSFERS BETWEEN FUNDS                     (24,077)     60,300    13,949           0
                                          --------------------------------------------
NET INCREASE (DECREASE)                      45,785     200,033    27,094     326,031
NET ASSETS AVAILABLE FOR BENEFITS:
   Beginning of year                        493,790     444,160     3,109   2,515,404
                                          --------------------------------------------
   End of year                             $539,575    $644,193   $30,203  $2,841,435
                                          ============================================



                       The accompanying notes are an integral part of this statement.

                                       5

                         ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                   NOTES TO FINANCIAL STATEMENTS AND SCHEDULES
                           DECEMBER 31, 1996 AND 1995


  1.  PLAN DESCRIPTION

    General

    The Atlantic American Corporation 401(k) Retirement Savings Plan (the "Plan") is a defined contribution plan established by the Atlantic American Corporation (the "Company") under the provisions of Section 401(a) of the Internal Revenue Code (the "Code"), which includes a qualified cash or deferred arrangement as described in Sections 401(k) and 401(m) of the Code, for the benefit of eligible employees of the Company. All employees of the Company who have completed one year of service, as defined, are eligible to participate. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Participants should refer to the plan agreement for a complete description of the Plan.

    Plan Administration

    Effective May 1, 1995, INVESCO Trust Company (the "Trustee") was appointed Trustee of the Plan. The Trustee has custodial responsibility for the Plan's assets and has been given the authority and power to, among other things, invest the principal and income of the Plan's assets.

    Contributions

    Eligible employees can contribute an amount up to 16% of annual compensation, as defined by the Plan, subject to certain limitations under the Code. The Company provides a matching contribution equal to 50% of the first 6% of each participant's contribution. All company matching contributions are invested in Atlantic American Corporation common stock. A participant can elect to transfer the company contribution into another investment fund only after the participant is fully vested in the company matching contributions.

    Vesting

    Participants are always fully vested in their own contributions. Each participant becomes vested in the employer contributions based on years of continuous service. Participants become fully vested after seven years of service with no intervening breaks in service of five years or more. A participant is credited with one year of service each calendar year in which the participant works 1,000 hours. A break in service is deemed to be any year in which the participant does not complete more than 500 hours of service. The participants vested percentage in employer contributions with years of service is as follows:

                         Years of                  Vested
                         Service                 Percentage
                      ---------------            ----------
                      Less than one                   0%
                      One                            10
                      Two                            20
                      Three                          30
                      Four                           40
                      Five                           60
                      Six                            80
                      Seven or more                 100

    Benefits

    Upon termination of service due to death, disability, or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in his/her account. The form of payment, selected by the participant, is either a lump-sum distribution, an annuity to be paid in monthly installments over a fixed period of years, or a direct rollover into a qualified retirement plan or IRA.

    Participant Accounts

    Individual accounts are maintained for each of the Plan's participants and reflect the participant's contributions, employer contributions, and the participant's share of the Plan's income. Allocations are based on the proportion that each participant's account balance bears to the total of all participant account balances.

    Investment Options

    Participants may direct their contributions and any related earnings into several investment options in 10% increments. Participants may change their investment elections once each calendar quarter. The participants in the Plan can invest in any of the following options:

          o Atlantic American Corporation Stock--Funds are invested in common stock of Atlantic American Corporation.

          o INVESCO Cash Reserves Fund--Funds are invested in short-term obligations such as commercial paper, U.S. government and government agency obligations, and repurchase agreements.

          o INVESCO Intermediate Government Bond Fund--Funds are invested in obligations of the U.S. government and government agencies maturing in three to five years.

          o INVESCO Total Return Fund--Funds are invested in common stocks and in fixed and variable income securities.

          o   INVESCO    Industrial   Income   Fund--Funds   are   invested   in
          dividend-paying   common  stocks  of  large  U.S.   companies  and  in
          convertible bonds, debt issues, and preferred stocks.

          o INVESCO  Dynamics  Fund--Funds  are invested  with  rapidly  growing
          companies,    traded    essentially   on   national    exchanges   and
          over-the-counter.

    Forfeitures

    Amounts forfeited from nonvested accounts are used to reduce future employer contributions.

    Termination

    Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become fully vested in their accounts as of the termination date.

  2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND OTHER MATTERS

    Basis of Accounting

    The accompanying financial statements have been prepared using the accrual basis of accounting.

    Use of Estimates

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Valuation of Investments

    Cash equivalents are stated at cost, which approximates market value. Marketable securities are stated at fair value. Purchases and sales of securities are reflected on a trade-date basis.

    Administrative Expenses

    The Company pays all administrative expenses of the Plan, including trustee fees.

  3.  INVESTMENTS

    The fair market values of individual investments that represent 5% or more of the Plan's net assets as of December 31, 1996 and 1995 are as follows:

           1996:
              Atlantic American Corporation common stock        $485,302
              INVESCO Total Return Fund                          539,575
              INVESCO Intermediate Government Bond Fund          299,669
              INVESCO Industrial Income Fund                     415,985
              INVESCO Cash Reserve Fund                          426,508
              INVESCO Dynamics Fund                              644,193
           1995:
              Atlantic American Corporation common stock         306,626
              INVESCO Total Return Fund                          493,790
              INVESCO Intermediate Government Bond Fund          330,226
              INVESCO Industrial Income Fund                     332,442
              INVESCO Cash Reserves Fund                         605,051
              INVESCO Dynamics Fund                              444,160

  4.  TAX STATUS

    The Internal Revenue Service issued a determination letter dated May 21, 1996 stating that the Plan was in accordance with applicable plan requirements as of that date. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is currently designed and is being operated in compliance with the applicable requirements of the Code. Therefore, the plan administrator believes that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

  5.  PARTICIPANT LOANS

    Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of the vested value of their account balance. Participants may elect to have their loans disbursed from specific investment funds. Loan terms ranged from six months to five years or within a reasonable time if used for the purchase of a primary residence. The loans are secured by the vested value of the participants account balance and bear interest at the prime rate of interest on the date of the loan, plus 1%. Principal and interest are paid ratably through payroll deductions of not less than $10 per pay period, or in a single lump sum.

  6.  SUBSEQUENT EVENT

     The third amendment to the Plan reflecting recent changes in federal law was adopted on May 6, 1997 and was effective January 1, 1997. The plan administrator believes that this amendment will have no effect on the Plan's tax-exempt status.

                                                                      SCHEDULE I

                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
            ITEM 27a--SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1996



                                                                     Current
                                                 Units      Cost      Value
                                                -------- ---------- ----------

    MONEY MARKET FUND:
 *     INVESCO Cash Reserves Fund               426,508  $  426,508 $  426,508

    MUTUAL FUNDS:
 *     INVESCO Total Return Fund                 22,205     454,138    539,575
 *     INVESCO Intermediate Government Bond
         Fund                                    24,051     296,546    299,669
 *     INVESCO Industrial Income Fund            30,905     373,894    415,985
 *     INVESCO Dynamics Fund                     49,976     611,082    644,193

    COMMON STOCK:
 *     Atlantic American Corporation            158,440     407,706    485,302

 *  PARTICIPANT LOANS (9.25%)                     1,240       1,240      1,240
                                                -------  ---------- ----------
              Total                             713,325  $2,571,114 $2,812,472
                                                =======  ========== ==========






                         *Indicates a party in interest.

          The accompanying notes are an integral part of this schedule.



                          ATLANTIC AMERICAN CORPORATION
                         401(k) RETIREMENT SAVINGS PLAN
                ITEM 27d--SCHEDULE OF REPORTABLE TRANSACTIONS (a)
                      FOR THE YEAR ENDED DECEMBER 31, 1996



                                     Including Rate of Interest          Purchase            Selling    Net
Identity of Party Involved         and Maturity in Case of Loans           Price     Cost     Price    Gain
--------------------------         -----------------------------        ---------- -------- --------- -------

INVESCO TRUST COMPANY                 Cash Reserve Fund:
                                         48 purchases                   $  33,697 $       0 $       0 $     0
                                         36 sales                               0   212,240   212,240       0

INVESCO TRUST COMPANY                 Dynamics Fund:
                                         32 purchases                    204,751         0         0       0
                                         13 sales                              0    22,293    24,048   1,755

INVESCO TRUST COMPANY                 Atlantic American Corporation:
                                         31 purchases                    113,816         0         0       0
                                         12 sales                              0    25,402    31,348   5,946

INVESCO TRUST COMPANY                 Industrial Income Fund:
                                         29 purchases                    116,229         0         0       0
                                         19 sales                              0    46,627    51,448   4,821

INVESCO TRUST COMPANY                 Total Return Fund:
                                         27 purchases                     81,898         0         0       0
                                         16 sales                              0    69,089    76,875   7,786



                        (a)  Represents transactions or a series of transactions in excess of
                             5% of the fair value of plan assets at the beginning of the year.

                             The accompanying notes are an integral part of this schedule.

                                       11